Exhibit 99.(j)

Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information in Post-Effective Amendment No. 145 to the Registration Statement (Form N-1A, No. 2-89729) of Morgan Stanley Institutional Fund Trust and to the incorporation by reference of our report, dated November 25, 2015 on Short Duration Income Portfolio (formerly Limited Duration Portfolio) (one of the portfolios comprising the Morgan Stanley Institutional Fund Trust) included in the Annual Report to Shareholders for the fiscal year ended September 30, 2015.

/s/ ERNST & YOUNG LLP

Boston, Massachusetts

January 7, 2016